Exhibit 99.6

Yahoo! and Overture Announce
Completion of Acquisition

Overture Becomes a Wholly-Owned Subsidiary of Yahoo!

SUNNYVALE, Calif. & PASADENA, Calif.— Oct. 7, 2003—Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, and Overture Services Inc. (Nasdaq:OVER), a global leader in commercial search services on the Internet, today announced the completion of Yahoo!’s acquisition of Overture. As a result of the merger, Overture is now a wholly-owned subsidiary of Yahoo!.

“We are excited to combine the two companies to build the largest position in the rapidly growing Internet advertising market,” said Terry Semel, chairman and chief executive officer, Yahoo! Inc. “We believe the combined companies will provide the most diverse set of integrated marketing solutions on the Web for small and large businesses, as well as extend our advertising capabilities across the Yahoo! network and around the globe.”

Overture is the leading provider of commercial search with more than 100,000 advertisers globally. Overture’s assets also include an extensive affiliate distribution network that both Yahoo! and Overture are dedicated to maintaining and enhancing. In addition, Overture has built a world-class technology infrastructure in commercial and Web search, as well as an extensive intellectual property portfolio.

The combination also furthers Yahoo!’s objective of becoming the leading end-to-end integrated search provider, combining assets capable of generating, distributing and monetizing search results. The two companies anticipate that they will be able to expand marketing opportunities on the Yahoo! network through the expansion of commercial search into vertical properties such as shopping, travel and yellow pages and integrating contextual advertising throughout Yahoo!’s network. In addition, Yahoo! will be able to leverage Overture’s efficient, scalable marketplace by offering Overture’s large base of advertisers additional Yahoo! services, and by expanding their combined products internationally.

“Through this combination, we believe Overture will be better positioned to deliver superior results to our users, marketers and distribution partners, and ultimately drive greater value for the combined companies and our shareholders,” said Ted Meisel, president, Overture Services. “Overture pioneered commercial search, and we believe this is the right step to help us fully take advantage of the huge upside potential in the commercial search segment.”

Overture’s operations will remain in Pasadena following completion of the acquisition. Ted Meisel will continue to lead Overture’s operations and will report to Dan Rosensweig, Yahoo!’s chief operating officer.

“The acquisition provides Yahoo! with outstanding and complementary personnel and technology to help Yahoo! become the most essential provider of Internet services for consumers and businesses,” said Rosensweig. “We have undertaken an extensive integration planning process covering an array of functions and business units, resulting in a comprehensive integration plan that we intend to begin executing against immediately.”

As a result of the merger, which was completed on October 7, 2003, each outstanding share of Overture common stock (other than shares for which appraisal rights are sought under Delaware law) has been converted into the right to receive 0.6108 of a share of Yahoo! common stock and $4.75 in cash.

About Yahoo!

Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide. Yahoo! is the No. 1 Internet brand globally and the most trafficked Internet destination worldwide. Headquartered in Sunnyvale, Calif., Yahoo!’s global network includes 25 world properties and is available in 13 languages.

About Overture

Overture is a global leader in commercial search services on the Internet, providing new and more powerful ways for businesses and customers to connect online. Overture pioneered commercial search by aligning the interests of consumers; its more than 100,000 active, paying advertisers; and its distribution partners, including Yahoo!, MSN, Lycos, and CNN. The company offers a full suite of Internet search products and search-related services. In addition, the company operates the AltaVista.com and AlltheWeb.com Web sites. Founded in 1997, Overture is based in Pasadena, with U.S. offices in New York; Chicago; and Palo Alto, Calif. The headquarters for Overture’s non-U.S. business is in Ireland, with offices across Europe, Asia, and Australia. On July 14, 2003, Yahoo! (Nasdaq:YHOO) and Overture signed a definitive agreement for Yahoo! to acquire Overture subject to certain conditions. For more information about Overture, visit www.overture.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the acquisition of Overture by Yahoo!. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially. These risks and uncertainties include, among others: the risk that the benefits of Overture’s acquisition by Yahoo! will not be achieved or will take longer than expected and other risks related to the integration of Overture. For a discussion of other risks that could cause actual results or events to differ materially from such forward-looking statements, see the discussion of “Risks That Could Affect Our Financial Condition and Results of Operations” in Overture’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2003 and “Risk Factors” in Yahoo’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the period ended June 30, 2003 and “Risk Factors” in the proxy statement/prospectus of Overture and Yahoo! dated September 3, 2003 relating to the acquisition. Yahoo! and Overture undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Additional Information About the Merger and Where to Find It

Yahoo! and Overture have filed with the SEC a prospectus/proxy statement and other relevant materials in connection with the acquisition (the “Merger”) of Overture by Yahoo! pursuant to the terms of an Agreement and Plan of Merger by and among Yahoo!, July 2003 Merger Corp., a wholly-owned subsidiary of Yahoo!, and Overture. The prospectus/proxy statement and other relevant materials (when they become available), and any other documents filed by Yahoo! or Overture with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Yahoo! by contacting Yahoo! Investor Relations, 701 First Avenue, Sunnyvale, California 94089, 408-349-3300. Investors and security holders may obtain free copies of the documents filed with the SEC by Overture by contacting Overture Investor Relations, 74 North Pasadena Avenue, Pasadena, California 91103, 888-811-4686. Investors and security holders of Overture are urged to read the prospectus/proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.

All other names are trademarks and/or registered trademarks of their respective owners.

Contact:

Yahoo! Inc.
Joanna Stevens, 408-349-7855 (Media)
joanna@yahoo-inc.com
Cathy La Rocca, 408-349-5188 (Investor)
cathy@yahoo-inc.com
or
Overture Services, Inc.
Jennifer Stephens, 626-685-6110 (Media)
jennifer.stephens@overture.com
Laurie Berman, 626-229-5368 (Investor)
laurie.berman@overture.com